Exhibit 99(c)
Supplement to Present Required Information in Searchable Format

FIVE-YEAR PERFORMANCE GRAPH
2011	2012		2013	2014	2015	2016

GE	$100	$121	$167	$156	$199	$208
S&P 500	100	116	154	175	177	198
DJIA	100	110	143	157	158	184

STOCK PRICE RANGE AND DIVIDENDS
			Common stock market price			Dividends
			High	Low		declared

2016
Fourth quarter			$32.38	$28.19		$0.24
Third quarter			33.00	29.40		0.23
Second quarter			32.02	29.06		0.23
First quarter			32.05	27.10		0.23

2015
Fourth quarter			$31.49	$24.79		$0.23
Third quarter			27.33	19.37		0.23
Second quarter			28.68	24.57		0.23
First quarter			26.27	23.41		0.23

INDUSTRIAL ORDERS
			2016		2015
(In billions)			Equipment	Services	Equipment	Services

Power			$13.5	$18.4	$9.4	$13.9
Renewable Energy			8.5	1.7	6.9	0.5
Oil & Gas			3.7	7.4	6.6	8.5
Aviation			10.0	16.3	13.6	14.8
Healthcare			11.4	7.8	10.8	7.8
Transportation			0.4	3.0	4.0	3.0
Energy Connections & Lighting			9.2	2.6	6.5	2.3

Consolidated			$55.2	$55.7	$56.5	$49.5

INDUSTRIAL BACKLOG
			2016		2015
(In billions)			Equipment	Services	Equipment	Services

Power			$17.6	$67.0	$13.8	$63.2
Renewable Energy			7.8	5.2	8.7	3.7
Oil & Gas			6.5	14.3	9.5	13.4
Aviation			33.3	121.3	34.9	116.3
Healthcare			5.6	11.2	5.6	11.6
Transportation			4.4	15.7	6.5	15.9
Energy Connections & Lighting			9.3	1.8	9.9	1.9

Consolidated			$84.1	$236.8	$88.6	$225.9

SEGMENT REVENUES
	2016		2015		2014
(In billions)	Equipment	Services	Equipment	Services	Equipment	Services

Power	$9.6	$17.2	$8.0	$13.5	$8.4	$12.2
Renewable Energy	8.2	0.9	5.8	0.5	6.0	0.4
Oil & Gas	6.0	6.9	8.3	8.1	10.2	8.9
Aviation	11.6	14.7	11.8	12.9	12.4	11.6
Healthcare	10.4	7.9	9.9	7.8	10.3	8.0
Transportation	2.3	2.4	3.2	2.7	2.9	2.8
Energy Connections & Lighting	12.7	2.4	13.9	2.4	13.2	2.5

Consolidated	$60.8	$52.4	$60.9	$47.9	$63.3	$46.4